Exhibit 99.1

Park City Group Reports Fiscal Third Quarter Results

Recurring Revenue Model Drives Year-To-Date Sales, EBITDA* and Positive Net Income

PARK CITY, UT – May 10, 2010 - Park City Group, Inc. (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced its financial results for the fiscal third quarter and nine months ended March 31, 2010.

Highlights:

•	Revenue of $3.0 million in F3Q10, up by 20% from prior year period
•	Sixth consecutive quarter of positive adjusted EBITDA*
•	Adjusted EBITDA of $734,000 in F3Q10 increased by over 250% from adjusted pro-forma EBITDA in F3Q09
•	F3Q10 net income before dividends of $123,209 as compared to a net loss of $(1,835,836) for the same period in F3Q09
•	Positive operating cash flow of $251,457 in the Nine Months Ended March 31, 2010, compared with negative operating cash flow of ($797,969) for same period in 2009
•	Reaffirms fiscal year goal for adjusted EBITDA
•	On track for increased positive cash flow from operations and positive earnings per share

Commenting on the financial results, Randall K. Fields, Park City Group’s Chairman and CEO, said, “We are pleased to report another strong performance in our third quarter of fiscal 2010.  During the third quarter, we achieved this year’s highest level of quarterly revenues, operating income, and adjusted EBITDA.  In the year-to-date period, we have achieved record levels for sales and EBITDA.  Given the strength of our recurring and growing revenue base, our proven ability to effectively manage our expenses, and our leverageable business model, we are confident in our prospects for continued growth.”

Mr. Fields continued, “Our unique retail supply chain solution continues to gain market awareness.  As a result, our business development pipeline remains robust, and we’re therefore confident that we will meet or exceed our fiscal 2010 goal of adjusted EBITDA of approximately $2.3 million, positive cash flow from operations and positive earnings per share for the full fiscal year.”

Fiscal 2010 Third Quarter Results

Park City Group reported total revenue of $3.0 million for the third quarter ended March 31, 2010, compared with $2.5 million for the quarter ended March 31, 2009.  The increase in revenue is the result of a large non-recurring license sale that occurred in the quarter and organic growth from subscription revenues from an expanding base of retail hub customers resulting from the acquisition of Prescient Applied Intelligence, Inc. that occurred in January of 2009.

For the third quarter of fiscal 2010 when compared with the same period in 2009, subscription revenue increased by 11% to $1.5 million from $1.4 million, maintenance revenue decreased to $0.6 million from $0.7 million, professional services revenues grew by 17% to over $0.3 million from over $0.2 million, and license fees increased by over 200% to $0.5 million from $0.2 million.  The Company’s core revenues are derived largely from recurring sources and reflects the Company’s transition to a Software-as-a-Service (“SaaS”) platform in 2008 and the completion of its acquisition with Prescient Applied Intelligence, Inc. (“Prescient”) in January 2009. The combined Company’s subscription, maintenance, and certain professional services contracts provides for recurring revenue of approximately 78% of total annual revenue. This differs significantly from the Company’s historical license-based model approach although the Company will, from time to time, sell its solutions on a license basis.

The Company reported income from operations of $291,778 in the third quarter of fiscal 2010, when compared with an operating loss of ($1,578,768) in the prior year period.  The Company reported net income before dividends of $123,209 for the quarter ended March 31, 2010, when compared with a net loss before dividends of ($1,835,836) in the same period in 2009.

Adjusted EBITDA increased to $734,000 for the quarter ended March 31, 2010 from adjusted EBITDA of $213,000 in the same period in 2009.  Adjusted EBITDA excludes certain non-cash items such as non-cash stock compensation, allowance for doubtful accounts, and acquisition related costs.

Net income applicable to common shareholders for the quarter ended March 31, 2010 was $41,755, or $0.00 per common share, compared with a net loss of ($2,035,944) in the prior year’s third quarter, or $(0.21) per common share.

Fiscal 2010 First Nine Months Results

Park City Group reported total revenue of $8.2 million for the first nine months of fiscal year 2010 ended March 31, 2010, when compared with $3.5 million for the same period of fiscal 2009. The increase in total revenue is the result of the acquisition of Prescient Applied Intelligence, Inc. that occurred in January of 2009 and continued organic expansion of the combined Company’s retail and supplier hub customers.

For the first nine months of fiscal 2010 compared to the same period in the prior year, subscription revenue increased by 200% to $4.5 million from $1.5 million, maintenance revenue increased by 51% to $1.9 million from $1.3 million, professional services revenues grew by nearly 100% to $1.0 million from $0.5 million, and license fees increased by approximately 240% to $0.75 million from $0.22 million.

The Company reported income from operations of $708,750 for the first nine months of fiscal 2010, when compared with an operating loss of ($3,360,281) in the prior year period.  The Company reported net income before dividends on preferred stock of $223,585 for the first nine months of fiscal 2010, when compared with a net loss of ($3,859,978) in the same period of fiscal 2009.

Adjusted EBITDA increased to $2.023 million for the nine months ended March 31, 2010, from an adjusted EBITDA loss of ($1.13 million) in the same period of fiscal 2009.  Adjusted pro forma EBITDA increased to approximately $2.023 million for the nine months ended March 31, 2010, when compared with pro-forma (for the Prescient acquisition) adjusted EBITDA of $0.024 million for the prior fiscal year period.  Adjusted EBITDA excludes certain non-cash items such as non-cash stock compensation, allowance for doubtful accounts, and acquisition related costs.

The net loss applicable to common shareholders for the nine months ended March 31, 2010 was ($22,099), or ($0.00) loss per common share, compared with a net loss applicable to common shareholders of ($4,388,160) in the prior year’s nine month period, or $(0.46) loss per common share.

The Company anticipates filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  on Monday, May 10, 2010.  Investors should refer to the Quarterly Report on Form 10-Q for a complete analysis and review of the financial condition and results from operations for the quarter ended March 31, 2010.

Conference Call

The Company will host a conference call today at 4:30 P.M. EST to discuss its third quarter fiscal year 2010 financial results.  Shareholders and other interested parties may participate in the conference call by dialing (877) 278-9471 or (International) (763) 488-3310 and entering Conference ID #73237516.

A replay of the conference call will be accessible until May 17, 2010 by dialing (800) 642-1687 or (International) (706) 645-9291 and entering Conference ID #73237516.

*Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income before deducting interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes items such as impairment charges, allowance for doubtful accounts, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other non-cash charges.  Adjusted pro-forma EBITDA excludes certain items and considers non-GAAP results as if Park City Group, Inc. and Prescient were combined as of July 1, 2008. Although EBITDA, adjusted EBITDA, and adjusted pro-forma EBITDA are not measures of actual cash flow because they do not consider changes in assets and liabilities that may impact cash balances, the Company’s management reviews these non-GAAP financial measures internally to evaluate the Company’s performance and manage the operations. Additionally, the Company believes they are useful metrics to evaluate operating performance and has therefore included such measures in the reporting of operating results.

About Park City Group

Park City Group (OTCBB: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.  For more information, go to www.parkcitygroup.com.

# # #

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact
Jordan M. Darrow
Darrow Associates
(631) 367-1866
jdarrow@darrowir.com

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PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations (unaudited)

	Three Months ended March 31,		Nine Months ended March 31,
	2010	2009	2010	2009
Revenues:
Subscriptions	$1,527,029	$1,372,127	$4,532,711	$1,509,397
Maintenance	588,007	676,176	1,916,693	1,264,494
Professional services	328,018	281,114	952,481	492,066
License fees	525,120	173,698	754,810	221,498

Total revenues	2,968,174	2,503,115	8,156,695	3,487,455

Operating expenses:
Cost of services and product support	1,299,651	1,293,332	3,315,442	2,329,098
Sales and marketing	343,294	445,677	1,197,678	978,681
General and administrative	826,178	646,994	2,317,513	1,570,836
Impairment of capitalized software	-	1,457,383	-	1,457,383
Depreciation and amortization	207,273	238,497	617,312	511,738

Total operating expenses	2,676,396	4,081,883	7,447,945	6,847,736

Income (loss) from operations	291,778	(1,578,768)	708,750	(3,360,281)

Other income (expense):
Loss on equity method investment	-	-	-	(162,796)
Gain on refinance of note payable	-	-	43,811	-
Other gains	-	-	24,185	100
Interest expense	(168,569)	(257,068)	(553,161)	(337,001)

Income (loss) before income taxes	123,209	(1,835,836)	223,585	(3,859,978)

(Provision) benefit for income taxes	-	-	-	-

Net income (loss)	123,209	(1,835,836)	223,585	(3,859,978)

Dividends on preferred stock	(81,454)	(200,108)	(245,684)	(528,182)

Net income (loss) applicable to common stockholders	$41,755	$(2,035,944)	$(22,099)	$(4,388,160)

Weighted average shares, basic	10,755,000	9,872,000	10,672,000	9,534,000
Weighted average shares, diluted	10,781,000	9,872,000	10,672,000	9,534,000
Basic and diluted income (loss) per share	$0.00	$(0.21)	$(0.00)	$(0.46)

PARK CITY GROUP, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

		For the Three Months Ended		For the Nine Months Ended
(In 000's)		March 31,		March 31,
Unaudited Results of Operations		FY 2010	FY 2009	FY 2010	FY 2009
Net income (loss)		$123	$(1,836)	$223	$(3,859)

Non-GAAP Adjustments:
Depreciation and amortization		207	238	618	512
Bad debt expense		33	-	174	(16)
Stock based compensation		158	21	369	48
Loss on equity method investment		-	-	-	163
Impairment of intangibles		-	1,457	-	1,457
Interest, net		169	257	554	360
Acquisition related costs, net of negotiated settlements	(b)	44	76	85	207
Adjusted Non-GAAP EBITDA (loss)		$734	213	$2,023	$(1,129)

		For the Three Months Ended		For the Nine Months Ended
(In 000's)		March 31,		March 31,
Unaudited pro-forma combined condensed		FY 2010	2009	FY 2010	FY 2009
financial statements
Net income (loss)		$123	(1,836)	$223	$(5,596)

Non-GAAP Adjustments:
Impairment of intangibles		-	1,457	-	3,827
Depreciation and amortization		207	238	618	754
Bad debt expense		33	-	174	111
Stock based compensation		158	21	369	137
Loss on equity method investment		-	-	-	197
Interest, net		-	257	554	415
Provision for income taxes		169		-	16
Acquisition related costs, net of negotiated settlements	(b)	44	76	85	163
Adjusted Pro Forma EBITDA	(a)	$734	213	$2,023	$24

(a) The unaudited pro-forma results of operations for the period ended December 31, 2009 and 2008, as though Prescient had been acquired as of July 1, 2008.

(b) Acquisition related costs are certain costs that were incurred during the period that were not capitalized.  These include costs incurred on vacant corporate facilites and data centers, rebranding, travel, training and "run-out" of certain unused equipment leases and maintenance agreements.